Exhibit 10.5

CANYON NATIONAL BANK

SALARY CONTINUATION AGREEMENT

THIS AGREEMENT is adopted this 1st day of September, 2003, by and between CANYON NATIONAL BANK, a nationally-chartered commercial bank located in Palm Springs, California (the “Company”), and JONATHAN J. WICK (the “Executive”).

INTRODUCTION

To encourage the Executive to remain an employee of the Company, the Company is willing to provide salary continuation benefits to the Executive. The Company will pay the benefits from its general assets.

AGREEMENT

The Company and the Executive agree as follows:

Article 1.

Definitions

Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1 “Change of Control” means (a) the sale of all or substantially all the assets of the Company; (b) the transfer of shares of the Company’s voting common stock such that one entity or one person acquires (or is deemed to acquire when applying Section 318 of the Code) more than 50 percent of the Company’s outstanding voting common stock, other than the acquisition of substantially all the outstanding common stock of the Company by a holding company as the result of a holding company reorganization, which holding company is owned by the shareholders of the Company as constituted immediately prior to such reorganization (a “Holding Company Reorganization”); or (c) a merger or reorganization involving the Company (other than a Holding Company Reorganization) after which more than 50% of the outstanding voting common stock of the survivor of such merger or reorganization is no longer, directly or indirectly, owned by the shareholders of the Company as constituted immediately prior to such merger or reorganization.

1.2 “Code” means the Internal Revenue Code of 1986, as amended.

1.3 “Early Termination” means the Termination of Employment before Normal Retirement Age for reasons other than death, Termination for Cause or following a Change of Control.

1.4 “Early Termination Date” means the month, day and year in which Early Termination occurs.

1.5 “Effective Date” means September 1, 2003.

1.6 “Normal Retirement Age” means the Executive attaining 65 years of age.

1.7 “Normal Retirement Date” means the later of the Normal Retirement Age or Termination of Employment.

1.8 “Plan Year” means a twelve-month period commencing on September 1 and ending on August 31 of each year. The initial Plan Year shall commence on the Effective Date of this Agreement.

1.9 “Termination for Cause” shall be defined as set forth in Article 5.

1.10 “Termination of Employment” means that the Executive ceases to be employed by the Company for any reason, other than by reason of a leave of absence approved by the Company.

Article 2.

Lifetime Benefits

2.1 Normal Retirement Benefit. Upon Termination of Employment on or after the Normal Retirement Age for reasons other than death, the Company shall pay to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Agreement.

2.1.1 Amount of Benefit. The annual benefit under this Section 2.1 is $60,000 (Sixty Thousand Dollars). The Company’s Board of Directors, in its sole discretion, may increase the annual benefit under this Section 2.1.1; however, any increase shall require the recalculation of Schedule A.

2.1.2 Payment of Benefit. The Company shall pay the annual benefit to the Executive in 12 equal monthly installments commencing with the month following the Executive’s Normal Retirement Date, paying the annual benefit to the Executive for a period of 15 years.

2.1.3 Benefit Increases. Commencing on the first anniversary of the first benefit payment, and continuing on each subsequent anniversary, the Company’s Board of Directors, at its sole discretion, may increase the benefit.

2.2 Early Termination Benefit. Upon Early Termination, the Company shall pay to the Executive the benefit described in this Section 2.2 in lieu of any other benefit under this Agreement.

2.2.1 Amount of Benefit. The annual benefit under this Section 2.2 is 100% of the Vested Benefit set forth in Schedule A for the Plan Year in which the Termination of Employment occurs. The Company shall pay the fixed amount of the calculated amount of such fixed annual benefit to the Executive in 12 equal monthly installments, for a period of 15 years, as described below in section 2.2.2. Any increase in the annual benefit under Section 2.1.1 shall require the recalculation of this benefit on Schedule A.

2.2.2 Payment of Benefit. The Company shall pay the annual benefit specified in Section 2.2.1 to the Executive in 12 equal monthly installments commencing with the month following the Normal Retirement Age, paying the annual benefit to Executive for a period of 15 years.

2.3 Change of Control Benefit. Upon a Change of Control, the Company shall pay to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Agreement.

2.3.1 Amount of Benefit. The annual benefit under this Section 2.3 is the Change of Control Annual Installment set forth on Schedule A for the Plan Year in which Termination of Employment occurs, determined by vesting the Executive in the Normal Retirement Benefit described in Section 2.1.1. Any increase in the annual benefit under Section 2.1.1 shall require the recalculation of this benefit on Schedule A.

2.3.2 Payment of Benefit. The Company shall pay the annual benefit to the Executive in 12 equal monthly installments commencing with the month following the Normal Retirement Age, paying the annual benefit to the Executive for a period of 15 years.

2.3.3 Benefit Increases. Benefit payments may be increased as provided in Section 2.1.3.

Article 3.

Death Benefits

3.1 Death During Active Service. Upon the Executive’s death while in the active service of the Company, the Company shall pay to the Executive’s designated beneficiary, or if no beneficiary has been designated, to Executive’s estate, the benefit described in this Section 3.1 in lieu of any other benefit under this Agreement.

3.1.1 Amount of Benefit. The annual benefit under this Section 3.1 is 100% of the Vested Benefit set forth in Schedule A for the Plan Year in which death occurs.

3.1.2 Payment of Benefit. The Company shall pay the annual benefit to Executive’s beneficiary or estate in 12 equal monthly installments commencing with the month following the month in which the date of death occurs, paying the annual benefit to Executive’s beneficiary or estate for a period of 15 years.

3.2 Death Following Active Service. The Executive’s death at any other than during active service of the Company shall not affect the payment of benefits otherwise described under this Agreement.

Article 4.

Beneficiaries

4.1 Beneficiary Designations. The Executive shall designate a beneficiary by filing a written designation with the Company. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Executive and received by the Company during the Executive’s lifetime. The Executive’s beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive’s estate.

4.2 Facility of Payment. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Company may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

Article 5.

General Limitations

5.1 Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement if the Company terminates the Executive’s employment for cause, which shall be defined as conduct consisting of any of the following:

(a) Gross negligence or gross neglect of duties;

(b) Commission of a felony;

(c) Breach of fiduciary duty involving personal profit;

(d) Willful and material violation of any agreement with, or order imposed by, the Comptroller of the Currency or any other bank regulatory authority, or

(e) Fraud.

5.2 Suicide or Misstatement. The Company shall not pay any benefit under this Agreement if the Executive commits suicide. In addition, the Company shall not pay any benefit under this Agreement if the Executive has made any material misstatement of fact on an employment application or resume provided to the Company, or on any insurance policy application related to this Agreement and/or application for any benefits provided by the Company to the Executive.

Article 6.

Claims and Review Procedure

6.1 Claims Procedure. Any person or entity who has not received benefits under this Agreement that he or she believes should be paid (the “claimant”) shall make a claim for such benefits as follows:

6.1.1 Initiation – Written Claim. The claimant initiates a claim by submitting to the Company a written claim for the benefits.

6.1.2 Timing of Company Response. The Company shall respond to such claimant within 90 days after receiving the claim. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

6.1.3 Notice of Decision. If the Company denies part or all of the claim, the Company shall notify the claimant in writing of such denial. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a) The specific reasons for the denial;

(b) A reference to the specific provisions of this Agreement on which the denial is based;

(c) A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;

(d) An explanation of this Agreement’s review procedures and the time limits applicable to such procedures; and

(e) A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

6.2 Review Procedure. If the Company denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Company of the denial, as follows:

6.2.1 Initiation – Written Request. To initiate the review, the claimant, within 60 days after receiving the Company’s notice of denial, must file with the Company a written request for review.

6.2.2 Additional Submissions – Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Company shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

6.2.3 Considerations on Review. In considering the review, the Company shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

6.2.4 Timing of Company Response. The Company shall respond in writing to such claimant within 60 days after receiving the request for review. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

6.2.5 Notice of Decision. The Company shall notify the claimant in writing of its decision on review. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a) The specific reasons for the denial;

(b) A reference to the specific provisions of this Agreement on which the denial is based;

(c) A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and

(d) A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

Article 7.

Amendments and Termination

This Agreement may be amended or terminated only by a written agreement signed by the Company and the Executive; however, this Agreement will automatically terminate if no benefit is payable to the Executive as set forth in Article 5.

Article 8.

Miscellaneous

8.1 Binding Effect. This Agreement shall bind the Executive and the Company, and their beneficiaries, survivors, executors, successors, administrators and transferees.

8.2 No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company’s right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

8.3 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

8.4 Reorganization. The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person unless such succeeding or continuing company, firm, or person agrees to assume and discharge the obligations of the Company under this Agreement. Upon the occurrence of such event, the term “Company” as used in this Agreement shall be deemed to refer to the successor or survivor company.

8.5 Tax Withholding. The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

8.6 Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of California, except to the extent preempted by the laws of the United States of America.

8.7 Unfunded Arrangement. The Executive and beneficiary are general unsecured creditors of the Company for the payment of benefits under this Agreement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive’s life is a general asset of the Company to which the Executive and beneficiary have no preferred or secured claim.

8.8 Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

8.9 Administration. The Company shall have powers which are necessary to administer this Agreement, including but not limited to:

(a) Interpreting the provisions of the Agreement;

(b) Establishing and revising the method of accounting for the Agreement;

(c) Maintaining a record of benefit payments; and

(d) Establishing rules and prescribing any forms necessary or desirable to administer the Agreement.

8.10 Named Administrator. The Company shall be the named plan administrator under this Agreement. It may delegate to others certain aspects of the management and operational responsibilities including the employment of advisors and the delegation of ministerial duties to qualified individuals.

IN WITNESS WHEREOF, the Executive and the Company have signed this Agreement.

EXECUTIVE:	COMPANY:

CANYON NATIONAL BANK

/s/ JONATHAN J. WICK	By:	/s/ RICHARD SHALHOUB
Jonathan J. Wick		Richard Shalhoub
	Title:	Chairman - Compensation Committee

	By:	/s/ ROBERT M. FEY
Robert M. Fey
	Title:	Vice Chairman - Board of Directors

Schedule A

Jonathan J. Wick Supplemental Executive Retirement Plan

Year Commencing	Vested Benefit	Change in Control. Annual Installment
9/1/03	$5,000	$60,000
9/1/04	$10,000	$60,000
9/1/05	$15,000	$60,000
9/1/06	$20,000	$60,000
9/1/07	$25,000	$60,000
9/1/08	$30,000	$60,000
9/1/09	$35,000	$60,000
9/1/10	$40,000	$60,000
9/1/11	$45,000	$60,000
9/1/12	$50,000	$60,000
9/1/13	$55,000	$60,000
9/1/14	$60,000	$60,000